Exhibit 3.2


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                              GULF WEST BANKS, INC.


         WHEREAS, the Articles of Incorporation of GULF WEST BANKS, INC. were filed with and approved by the Secretary of State of Florida on the 24th day of October, 1994; and as amended on the 29th day of March, 1995; and

         WHEREAS, it is the intention of all of the directors of GULF WEST BANKS, INC. that the Articles of Incorporation be amended in accordance with the amendment set forth herein; and

         WHEREAS, the proposed Amendment to the Articles of Incorporation of GULF WEST BANKS, INC. hereinafter set forth was approved by all of the directors of GULF WEST BANKS, INC. on the 18th day of February, 1999; and

         WHEREAS, the proposed amendment was approved by the shareholders on April 15, 1999 and the number of votes cast for the amendment was sufficient for approval;and

         WHEREAS, the approval of the Secretary of State of Florida of the proposed Amendment hereinafter set forth is hereby requested.

         NOW, THEREFORE, the Articles of Incorporation of GULF WEST BANKS, INC. are hereby amended by deleting in its entirety the present Article I and by substituting therefor the following, to-wit:

                                   "ARTICLE V
                                  CAPITAL STOCK

         1. COMMON STOCK. The total number of shares of capital stock which the Corporation has authority to issue is 25,000,000 shares of common stock at $1.00 par value per share. The shares may be issued by the Corporation without the approval of stockholders except as otherwise provided in these Articles or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. Before the Corporation issues shares, the Board of Directors must determine that the consideration received or to be received for the shares is adequate. The consideration for the issuance of the shares may consist of tangible or intangible property or benefit to the Corporation including but not limited to cash, promissory notes, services performed, promises to perform services evidenced by a written contract or other securities or contract rights or obligations of the Corporation or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such consideration shall be conclusive. Upon receipt of such consideration such shares shall be deemed to be fully paid and nonassessable. Each holder of shares of common stock shall be entitled to one vote for each share held by such holders.


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Exhibit 3.2


         Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation."

         IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation is hereby executed on behalf of GULF WEST BANKS, INC. this 19th day of April, 1999.

                                               GULF WEST BANKS, INC.

                                               By:/s/ GORDON W. CAMPBELL
                                                  -------------------------
                                                  Gordon W. Campbell, President